                                                                    Exhibit 99.2

         Fifth Third Bancorp has developed the document attached as Exhibit 99.2 containing a general trend overview of Fifth Third's objectives, financial condition and results of operations for the fourth quarter of 2002.

                                    * * * * *

                         Management Discussion of Trends

In general, operating trends remain extremely solid with strong core deposit and customer growth in all of our markets and continued momentum in our business lines.

Service Income
Management expects growth trends in service income categories to continue at strong levels. Specifically, by major category:

Electronic Payment Processing
Fifth Third believes that year-over-year growth rates approximating 25 percent are sustainable in the near term given continued momentum in attracting new significant relationships and the strength of a broadly diversified and largely non-cyclical customer base. Electronic Payment Processing year-over-year revenue comparisons are expected to exhibit a return to more historically traditional levels given the fourth quarter 2001 timing of the acquisition of Universal Companies (USB).

Investment Advisory
Management expects fourth quarter investment advisory revenues to exhibit a mid to high single digit percentage growth rate over the fourth quarter of 2001 with growth in non-market sensitive businesses mitigated by the challenges of a difficult equity market.

Other Services
Retail and Commercial deposit account service revenues are expected to produce mid-teen year-over-year growth rates as Fifth Third has continued to generate significant numbers of new accounts in all of our markets and commercial service charges continue to benefit from a low rate environment.

Mortgage banking revenues are expected to approximate 20 percent growth on a year-over-year basis driven by continued strong origination and refinancing activity without any expected significant incremental negative impact on valuation or the expected life of the mortgage servicing portfolio. Current and future period mortgage banking year-over-year revenue comparisons are no longer impacted by the divested out-of-market operations acquired from Old Kent given the timing of the sales in the third quarter of 2001.

Expenses
On a year-over-year basis, operating expenses are expected to exhibit mid to high single digit percentage growth. Realized synergies related to acquisitions completed in 2001 are mitigated by the addition of sales officers, back-office personnel and significant investments in the future growth of the Retail banking franchise. Fifth Third expects to have completed the construction and opened 15 new Banking Centers in the fourth quarter of 2002.

Balance Sheet Trends and Net Interest Income
Management expects low double-digit percentage growth in net interest income over last year's fourth quarter. A modest sequential quarter decline in the net interest margin is expected due to stronger than anticipated loan demand and subsequent balance sheet growth at lower current market rates of interest. Management expects margin and net interest income trends in future periods to benefit from the increased current period loan production with the incremental contribution dependent upon the magnitude of continuing loan demand and the path of interest rates in the overall economy. Other balance sheet trends:

..    On an annualized basis from third quarter levels, average earning assets and average loans and leases, excluding held-for-sale, are expected to post high teen percentage growth. Period end loans and leases, excluding held-for-sale, are expected to post high single-digit annualized percentage growth from last quarter.

..    Fifth Third plans to continue its efforts to strengthen the balance sheet and improve liquidity through the sale of certain interest-sensitive assets. Late in December, Fifth Third expects to securitize and sell approximately $500 million in residential mortgage loans. Average loan and lease balances should not be materially affected given the anticipated transaction date.

..    Strong trends in the mix of deposits are expected to continue in the near term, highlighted by low to mid teen percentage growth in transaction deposits in all of our markets on a sequential quarter annualized basis.

..    Lower overall funding costs on a year-over-year basis due to lower interest rates in all categories.

..    Fifth Third's deposit pricing, though lowered in recent periods, remains highly competitive with financial market conditions.

Credit Quality
With indicators mixed as to the path of the economy and the tendency for credit cycles to lag economic recovery, we are realistic about credit quality trends throughout the industry and at Fifth Third. Fifth Third's long history of low exposure limits, avoidance of national or sub-prime lending businesses, centralized risk management, and diversified portfolio position us well to effectively weather cycles and reduce the likelihood of significant unexpected credit losses.

..    Fourth quarter net charge-offs are expected to be in the mid 40 bp level, relatively consistent with the 39 bp seen last quarter.

..    The amount of nonperforming assets as a percentage of loans and leases is expected to be in the range of 55 - 60 bp, consistent with last quarter's 56 bp.

Other
Fifth Third will report fourth quarter earnings on January 15, 2003 prior to the market opening and will again host a conference call to be held the morning of the release.

                                    * * * * *

This document contains forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Fifth Third.